                               ASSET PURCHASE AGREEMENT


    THIS AGREEMENT is made as of October 30, 1997 between EASTMAN KODAK
COMPANY, a New Jersey corporation with its principal office located at 343 State Street, Rochester, New York 14650 ("Seller") and Adaptive Solutions, Inc., an Oregon corporation with its principal office located at 1400 NW Compton Drive, Suite 340, Beaverton, Oregon 97006 ("Buyer").



                                   R E C I T A L S:



      I. Seller is engaged in the U.S. and other foreign locations in the business of designing, manufacturing, selling and servicing a proprietary integrated system of hardware and software products utilizing patents and technology that capture images and convert selected fields using optical character recognition into computer data which can be then be stored in databases for various customer applications (the "OCR Business");

     II. Seller has heretofore developed certain technology relating to the electronic recognition of hand printed characters (the "ICR Technology");

    III. Seller desires to sell certain assets and rights now owned by it and used or useable in connection with the operation of the OCR Business and the ICR Technology; and

     IV. Buyer desires to purchase such assets and rights of Seller upon the terms and conditions hereinafter set forth and to continue the operation of the OCR Business;

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Parties agree as follows:



                                      ARTICLE I

                                  PURCHASE AND SALE



    1.01 PURCHASE OF ASSETS. Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase and accept, on the date described in ARTICLE V hereof (the "Closing" or the "Closing Date") and subject to the further terms and conditions of this Agreement, certain assets and rights of Seller as follows (the "Assets"):

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         A.   Seller's inventory of finished goods and work-in-process relating to the OCR Business (the "OCR Inventory") as set forth in SCHEDULE 1.01A, but excluding service repair parts retained for purposes of satisfying Seller's future service and maintenance obligations. Five (5) partially completed OCR subsystems as specified in SCHEDULE 1.01A shall be retained by Seller for service repair parts only and Buyer will acquire any such units remaining in Seller's inventory on or after October 1, 1998 for $1.00.

         B. Certain ancillary equipment currently used by Seller including, but not limited to, one IBM PS-2 file server, four (4) Kodak IMAGELINK-TM-Microimager 70 units, four (4) OCR processors, workstations, training materials and equipment, and manufacturing tooling and test equipment, including test hardware and test software, all as set forth in SCHEDULE 1.01B.

         C. All of Seller's rights in and documentation relating to computer software (object and source code) for Seller's IMAGELINK-TM- OCR subsystems' products as set forth in SCHEDULE 1.01C, except that Seller may retain copies of and rights to such computer software as may be necessary to fulfill any continuing service obligations it may have; e.g. foreign installations to which this Agreement does not apply.

         D. All training materials, customer documentation, marketing, sales and advertising materials, service and maintenance records, field sales proposals and related documents and information relating to the OCR Business, except that Seller may retain copies of and rights to such materials as may be necessary to fulfill any continuing service obligations it may have.

         E. As hereafter provided, the right to provide ongoing maintenance service for the hardware, software and related equipment and products manufactured and sold by Seller for use by Seller's customers of the OCR Business as set forth in SCHEDULE 1.01E(1) (the "OCR Equipment") pursuant to an OCR Maintenance Agreement as set forth in SCHEDULE 1.01E(2). Buyer's right to assume maintenance of OCR Equipment located in foreign countries and OCR Equipment which is the subject of nonassignable state and federal maintenance agreements shall be deferred as follows:

         (i) Foreign OCR Equipment subject to nonassignable EMA's (as defined in Paragraph 1.02) -- upon the expiration of the foreign EMA and Buyer's meeting the requirements set forth in Paragraph 1.02;

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
         (ii) Foreign OCR Equipment subject to assignable EMA's (as defined in Paragraph 1.02) -- upon Buyer's meeting the requirements of Paragraph 1.02;

         (iii) State and federal government nonassignable EMA's (as defined in Paragraph 1.02) -- upon expiration of the relevant EMA's.

    Notwithstanding the foregoing, Seller shall retain all rights and responsibilities to service and maintain OCR Equipment used by the Division of Licensing Authorities in the United Kingdom (the "DVLA") and Ministry of Postal and Finance in Tokyo, Japan ("MPF").

         F. All designs, mechanical drawings, blueprints, and technical documentation relating to the OCR Equipment and its manufacture as set forth in
SCHEDULE 1.01F, except that Seller may retain copies of such materials in order to manufacture and supply OCR Equipment to Buyer as may hereafter be agreed.

         G. All of Seller's customer lists, sales correspondence and records related to Seller's OCR Business customers (the "OCR Customers") and a list of the contact names, addresses, and telephone numbers of all of Seller's BIS resellers, brokers and distributors; provided, however, that Seller is not conveying or in any way relinquishing its goodwill or records with respect to, or its right to provide products or services to, such OCR Customers that are not related to the sale, lease or maintenance of OCR Equipment.

         H. Seller's ICR Technology and rights in and documentation relating to associated computer software (object and source codes) as defined and provided in the ICR Technology Agreement set forth in SCHEDULE 6.06B.

         I. Seller's OCR technology, patents and rights in and documentation relating to associated computer software (object and source codes) as defined and provided in the OCR Technology Agreement set forth in SCHEDULE 6.06C.

    1.02 ASSIGNMENT OF CONTRACTS. Seller shall assign and Buyer shall assume Seller's remaining obligations thereunder of the OCR Equipment maintenance agreements referred to in SCHEDULE 1.02(1), to the extent such agreements relate to OCR Equipment only, complete copies of which have been previously delivered to and examined by Buyer (the "EMA's"). At such time on or after January 1, 1998 that Buyer shall demonstrate to Seller's reasonable satisfaction that it possesses technical and administrative support capability to service OCR Equipment in a foreign country to the same extent that it does in the U.S., Seller, will, assign all assignable foreign EMA's and upon the expiration of its current, nonassignable service obligations to its OCR Customers in a foreign country, will convey to Buyer its rights to provide any future service or maintenance with respect to such foreign based OCR Equipment, except for that of the DVLA and MPF. (The EMA's for customers of the OCR Business which are not being assigned to Buyer at Closing are set forth in SCHEDULE 1.02(2).) Seller's criteria for evaluating Buyer's foreign service capabilities shall include Buyer's ability: (i) to invoice in the customer's language and currency; (ii) to invoice in accordance with laws and customs of the customer's country;
(iii) to respond and provide assistance in the customer's language; (iv) to respond to foreign customers during their business hours or as may be required in their EMA's; and (v) to transition foreign requests for service to the appropriate level of response and service. Seller's representative for the purpose of such evaluations shall be its Business Imaging Systems Manager of Business Development.

         Nothing in this Agreement shall be deemed to constitute an assignment or an attempt to assign any contract or any other agreement to which Seller is a party if the attempted assignment without the consent of the other party to such contract would constitute a breach or affect in any way the rights of Seller thereunder. If the consent of any such other party shall not be obtained on or prior to the Closing Date, or an attempted assignment at the Closing Date would be ineffective and would affect the rights of Seller thereunder, Seller will cooperate with Buyer in a reasonable arrangement designed to provide for Buyer the economic benefits, to the extent of Buyer's performance of Seller's service obligations, under any such contract or agreement, including permitting Buyer to provide services to customers of the OCR Business under EMA's not assigned or deferred hereunder.

    1.03 LIABILITIES. Except as set forth in SCHEDULE 1.03, it is expressly understood and agreed that Buyer does not, nor will it assume or become liable for any of the liabilities of Seller of any kind or nature at any time existing or asserted arising prior to the Closing Date; PROVIDED, however, that Buyer shall perform all of obligations arising from and after the Closing Date with respect to the EMA's, the OCR Maintenance Agreement set forth in SCHEDULE 1.01E(2), the OCR Business and the Assets.

    1.04 PURCHASE PRICE AND PAYMENT. The purchase price to be paid by Buyer to Seller for the Assets (the "Purchase Price") shall be $950,000.00. The Purchase Price shall be paid to Seller at the Closing as follows:

         A. $400,000.00, less any adjustments required by Paragraph 1.05A, by bank wire to Seller;

         B. Execution and delivery of Buyer's secured promissory note in the amount of $250,000.00 less any adjustments pursuant to Paragraph 1.05 (the "Note"). The Note shall be in the form set forth in SCHEDULE 1.04B(1) and shall be payable in monthly installments of principal in the amount of $50,000.00 commencing October 1, 1998 and continuing monthly thereafter until fully paid. The Note shall bear no interest, except in the event of a default thereunder and shall be secured by a pledge of assets pursuant to the terms of the security agreement set forth in SCHEDULE 1.04B(2) (the "Security Agreement").

         C. Delivery at Closing of $300,000.00 of its unregistered no par value common shares, the number of such shares to be determined by using 90% of the average daily closing price of ASI's publicly traded common shares for the thirty (30) business days immediately preceding Buyer's first public announcement of the transactions contemplated by this Agreement or the Closing Date if no public announcement has occurred. Buyer shall file a registration statement for such shares under the Securities Act of 1933 ("Securities Act") within thirty (30) days after Closing and shall cause such registration to be effective no later than March 31, 1998 for the public sale of such shares under the Securities Act and under the "blue sky" laws of such states as Seller may reasonably request. Seller shall be allowed to sell up to 25,000 shares of Buyer's stock per week in the public market without restriction, except as may be imposed by applicable federal and state securities laws and regulations. The parties agree that if the number of shares of Buyer's stock receivable by Seller pursuant to this Paragraph 1.04C would cause Seller and/or Aperture Associates, LLP, collectively or singly, to beneficially own more than 9% of Buyer's shares, then Seller may require Buyer to pay in cash at Closing, rather than Buyer's shares, the amount by which any shares of Buyer receivable pursuant to this Paragraph 1.04C would cause Seller and/or Aperture Associates, LLP to beneficially own more than 9% of Buyer's common stock. In the event that Buyer shall fail for any reason to cause a Securities Act registration to become effective with respect to its shares conveyed to Buyer hereunder on or before March 31, 1998, (except for Seller's material failure to provide the cooperation necessary to effect such registration), then Seller may elect to tender the shares received pursuant to this Paragraph to Buyer and receive a cash payment from Buyer in the amount of

$333,333.00 which shall be paid within five (5) days after Seller's written demand to Buyer in accordance with Paragraph 9.08.

    1.05 ADJUSTMENTS TO PURCHASE PRICE.

         A. 78% of the amount of prepaid unearned revenue for EMA's covering OCR Equipment located in the U.S., exclusive of EMA's paid in arrears, reflected in Seller's books and records as of the first day of the month in which Closing shall occur shall be applied to reduce the Purchase Price set forth in Paragraph
1.04. The first $50,000 of such amount shall be applied to reduce the cash payment required by Paragraph 1.04A and the remainder shall be applied to the principal balance of the Note (latest maturing installments) as of the Closing Date.

         B. Any prepaid unearned revenue to which Buyer shall be entitled relating to foreign EMA's shall be determined as follows:

         (i) On January 1, 1998, Buyer shall be credited with fifteen percent (15%) of the amount of prepaid unearned revenue as of such date for foreign EMA's exclusive of the DVLA, MPF and those foreign EMA's for which Buyer shall assume no service responsibilities. Any such credit shall be applied to the principal balance of the Note (latest maturing installments).

         (ii) Upon assignment to and assumption by Buyer of any foreign EMA's, for which Buyer shall assume service responsibilities under the OCR Maintenance Agreement set forth in SCHEDULE 1.01E(2), Buyer shall be credited with sixty-three percent (63%) of the amount of prepaid unearned revenue as of such date. Any such credit(s) shall be applied to the principal balance of the Note (latest maturing installments).

         (iii) With respect to any foreign EMA's paid in arrears, assigned to and assumed by Buyer, Buyer shall pay to Seller upon receipt of payment therefor eighty-five percent (85%) of unearned service revenues to date of assignment and twenty-two percent (22%) of such revenues earned after the date of assignment in accordance with the terms of the OCR Maintenance Agreement.

         C. In the event that Seller shall fail to realize at least $333,333.00 in net cash proceeds from the sale of all of Buyer's stock (after brokerage and investment bankers' fees and other ordinary and necessary expenses of sale), then Seller shall be entitled to receive and Buyer shall pay the difference in cash upon the later of one (1) year after Closing hereunder or Seller's completing the sale of all of Buyer's stock received pursuant to Paragraph 1.04C. In order for Seller to qualify for payment of cash pursuant to this Paragraph 1.05C, Seller must complete the sale of all stock of Buyer received pursuant to Paragraph 1.04C within twelve (12) months after the effective date of the registration of such stock.

    1.06 PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated to the various categories of the Assets as the parties shall agree in writing at Closing. Such allocation shall be used by the parties for all tax purposes and filings, including, without limitation, IRS Form 8594.



                                      ARTICLE II

                      REPRESENTATIONS AND WARRANTIES  OF SELLER



    Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

    2.01 CORPORATE STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

    2.02 CORPORATE AUTHORITY. Seller has full corporate power and authority to enter into this Agreement and to sell, transfer and deliver the Assets. Seller has taken all such corporate action as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery thereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder, so that Seller will have full right, power and authority to sell and deliver the Assets to Buyer and to perform all of its obligations under this Agreement at the Closing.

    2.03 ABSENCE OF RESTRICTIONS. Seller has made no other agreement with any other party with respect to the sale or encumbrance of the Assets. The execution and delivery of this Agreement and the consummation of the transactions provided hereunder, do not require any third party consent and do not violate, conflict with, result in the breach of, or cause the acceleration of or default under any provision of (a) Seller's Certificate of Incorporation or By-Laws, as the same may have been amended from time to time or (b) any obligation, mortgage, lien, lease, agreement, instrument, law, order, arbitration award, judgment, decree or any other restriction to which Seller is a party or by which Seller is subject or bound, except to the extent that the consent of customers may be required with respect to the assignment of the Assigned Contracts.

    2.04 TITLE TO ASSETS. Except as set forth in SCHEDULE 2.04 hereto, Seller has good, marketable and indefeasible title to all of the Assets, free and clear of all liabilities, mortgages, conditional sales agreements, security interests, leases, liens, pledges, encumbrances, restrictions, charges, claims or imperfections of title whatsoever.

    2.05 CUSTOMERS AND CONTRACTS. SCHEDULE 2.05 contains a complete and accurate listing of the names and addresses of the OCR Customers at whose premises each item of OCR Equipment is, to the best of Seller's knowledge, located.

    2.06 LITIGATION AND CLAIMS. There is no litigation, proceeding, suit, action, controversy or claim in law or in equity (including proceedings by or before any governmental board or agency) existing, pending or, to Seller's knowledge, threatened against Seller which may materially adversely affect the Assets or the continuation by Buyer of the OCR Business as now conducted by Seller. To Seller's knowledge, Seller has substantially complied in all material respects with all material laws, regulations and orders applicable to the continuation by Buyer of the OCR Business as now conducted by Seller. There are no judgments, orders, laws or regulations existing, whether or not filed, against Seller which may materially adversely affect the Assets or the continuation by Buyer of the OCR Business as now conducted by Seller.

    2.07 GOVERNMENTAL COMPLIANCE. To the extent that it may materially adversely affect the continuation by Buyer of the OCR Business as now conducted by Seller, (i) Seller has complied in all material respects with all material laws, rules, regulations and orders of all federal, state and local authorities with respect to the OCR Business and the Assets and (ii) Seller has not received any notice that it is claimed to be in default with respect to any judgment, order, injunction, decree, rule or regulation of any court, administrative agency or other governmental agency with respect to the Business and assets.

    2.08 CONDITION OF PROPERTY. All of the OCR Inventory is in good working order so as to be fit for use in the ordinary course of the OCR Business.

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                                     ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF BUYER



    Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

    3.01 CORPORATE STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and is a reporting company under Section 12(g) of the Exchange Act of 1934.

    3.02 CORPORATE AUTHORITY. Buyer has full corporate power and authority to own its properties, to carry on its business as currently conducted and enter into and perform its obligations under this Agreement. Buyer has taken all such corporate action as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery hereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder. This Agreement constitutes the valid and binding obligation of Buyer and is enforceable against it, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines.

    3.03 CONSENTS. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby requires the consent of any third party or will conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of any obligation under, or result in the creation of any lien, charge or encumbrance on any of its property or assets under any provision of Buyer's Certificate of Incorporation or Bylaws or any mortgage, indenture, lease, agreement, loan, note or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets.

    3.04 RESOURCES. Buyer has, or after the training of its personnel as contemplated in Paragraph and Schedule 4.01B of this Agreement will have, sufficient trained and experienced personnel to conduct the OCR Business after the Closing as contemplated herein.

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    3.05 RECEIPT OF DOCUMENTS.  Buyer acknowledges the prior receipt of all contracts and documents set forth in SCHEDULES 1.03 AND 2.05 and acknowledges that it has had sufficient time and access to Seller's personnel to evaluate same for its purposes.

    3.06 CAPITALIZATION. As of the date hereof, the authorized capital stock of Buyer consists of 30,000,000 shares of no par value common stock which, as of _________, October 17, 1997, 6,987,864 shares were issued in outstanding. All of the issued and outstanding shares of Buyer's stock have been and all of its shares to be issued pursuant to Paragraph 1.04C are and will be duly and validly authorized and issued and fully paid and non-assessable. Except as set forth in
SCHEDULE 3.06 as of October 17, 1997 Buyer does not have any outstanding securities or rights convertible into or exchangeable for its common stock or any commitments, contracts, understandings or arrangements by which it is or may be bound to issue additional shares of its common stock.

    3.07 FINANCIAL STATEMENTS. Buyer has heretofore delivered to Seller its audited financial statements for the calendar year ended December 31, 1996 and its interim financial statements dated March 31, 1997 and June 30, 1997. Such financial statements: (i) are true and correct in all material respects; (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved; and (iii) fairly present the financial position of Buyer as of the dates thereof and the results of its operations, shareholders' equity, cash flows and changes in financial position for the periods then ended.

    3.08 FILINGS AND REPORTS. Buyer has previously made available, or will make available to Seller prior to October 20, 1997, true and correct copies of (i) proxy statements relating to all meetings of its stockholders during the calendar years 1996 and 1997 and (ii) all other reports, as amended, or filings, as amended, required to be filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the United States Securities Exchange Commission ("SEC") since January 1, 1996, including without limitation forms 10-k, 10-q, and 8-k. Each of these reports, forms, filings, documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No federal, state or local governmental agency, commission or other

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entity has initiated any proceeding or, to the best of knowledge of Buyer, investigation into the business or operations of Buyer within the past two years. There is no unresolved violation, criticism or exception by the SEC or other agency, commission or entity with respect to any report or statement referred to herein that is material to Buyer.

    3.09 COMPLIANCE WITH LAWS. Buyer's business(s) are not being conducted in violation of any law, ordinance or regulation of any governmental entity.

    3.10 TAXES. Buyer has timely filed all tax and information returns required by it to be filed and has paid or accrued on its books and provided adequate reserves therefor for the payment of all taxes reflected on such returns or required to be paid in the respective periods covered by such returns through the date hereof. Buyer is not delinquent in the payment of any tax, assessment or government charge. No deficiencies for any taxes have been proposed, asserted or assessed against Buyer that have not been resolved or settled and no request for waivers of the time to assess any such taxes are pending or have been agreed to. Buyer is not currently subject to audit or examination of any of its tax returns by the Internal Revenue Service or by any state, municipal or other taxing authority. For purposes of this Agreement, the term "tax" shall mean and include FICA, FUTA, Medicare and any federal, state, local or foreign income, franchise, excise, gross receipts, sales, use, employment, real property, ad valorem, payroll, tangible and intangible personal property, payments in lieu of taxes, assessments, fees, charges and withholdings of any nature together with any related penalties, fines, additions to tax or interest thereon.

    3.11 ENVIRONMENTAL LAWS. Buyer is in compliance with all federal, state and local Environmental Laws and: (i) Buyer is not subject to any judicial or administrative proceeding alleging a violation of any past or present Environmental Law; (ii) Buyer is not subject to any federal, state or local investigation regarding the violation of any Environmental Law or remedial action related thereto. "Environmental Laws" means all laws, ordinances, rules, regulations, guidelines and orders that regulate air, water, soil and solid waste management including the generation, release, storage, handling, transportation, disposition or management of any hazardous substance (as defined in such laws), which laws are intended to protect the public health or the environment; or (iii) establish liability for the investigation, removal or clean-up of or damage caused by any hazardous substance.

    3.12 UNDISCLOSED LIABILITIES. There are no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) whether due or to become due, and regardless of when asserted, arising out of Buyer's business prior to the date of this Agreement which are required to be reflected in Buyer's financial statements or SEC reports and which are not disclosed in such financial statements or reports.

    3.13 DEFAULTS. There has not been any uncured or unwaived default in any material obligation to be performed by Buyer under any material contract or commitment. No other party to any material contract with Buyer is in default in any material obligation to be performed by such party.

    3.14 LITIGATION AND CLAIMS. Except as set forth in Schedule 3.14: (i) there is no litigation, proceeding, suit, action, controversy, investigation or claim at law or in equity (including proceedings by or before a governmental board or agency) existing, pending or threatened against Buyer; (ii) there are no judgments, orders, writs, injunctions or decrees in any court or any federal, state, municipal or other department, commission, board or agency, whether or not filed, against the Buyer; (iii) Buyer has received no inquiry, written or oral, from any federal, state or local agency concerning its business or operations; and (iv) no litigation, proceeding, suit or action has been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement.



                                      ARTICLE IV

                                  FURTHER COVENANTS



    4.01 COVENANTS OF SELLER.  Seller further covenants and agrees as follows:

         A. CONDUCT OF OCR BUSINESS. To conduct the OCR Business pending the Closing in the normal and usual manner consistent with the continued operation thereof and, without the prior approval of Buyer (which approval may not be unreasonably withheld or delayed), not to make any material change in the policies affecting the operation and conduct of the OCR Business.

         B. TRANSITION OF OCR BUSINESS AND ICR TECHNOLOGY. After Closing and in accordance with SCHEDULE 4.01B(1), to use reasonable business efforts to instruct Buyer, through the authorized personnel and agents of Seller and Buyer, concerning the OCR Business and its operations and the ICR Technology, including such assistance and cooperation as may be reasonably requested or necessary to assure the orderly transfer of the OCR Business and the ICR Technology and the continuation of the OCR Business by

Buyer subsequent to the Closing. Seller's personnel shall be made available in accordance with the terms of its form of consulting agreement set forth as an exhibit to SCHEDULE 4.01B(2). Notwithstanding Seller's due performance of all of its covenants hereunder and the accuracy of its representations and warranties, Buyer understands that the OCR Business may not be successful after Closing and that OCR Customers may not elect to continue a relationship with Buyer through no fault or action of Seller.

         C.   CHANGES.  Between the date hereof and the Closing, to notify
Buyer of any unusual changes, problems or developments with respect to the OCR Business and the ICR Technology and the status of Seller's relationship with the OCR Customers and suppliers, to the end that an uninterrupted and efficient transfer of the OCR Business may be made.

         D. ACCESS. To allow the authorized personnel and agents of Buyer to have access to any and all of the records of Seller included among or reasonably related to the Assets, at all reasonable times and with reasonable prior notice between the date hereof and the Closing.

         E. COOPERATION. To execute, acknowledge and deliver to Buyer on demand, both prior and subsequent to the Closing, all such instruments, consents, authorizations, certifications, books, records and data, and to take all other action, as heretofore agreed or as may be reasonably necessary or advisable in the reasonable opinion of Buyer to satisfy the Conditions to Closing by Buyer contained in ARTICLE VI hereof, to effect the provisions and intent of this Agreement, and to better assign, transfer and convey title and possession of the Assets.

         F. UPDATE OF REPRESENTATIONS AND WARRANTIES. To notify Buyer of any event or condition occurring or existing prior to Closing which would change materially any representation or warranty of Seller set forth in ARTICLE II hereof.

         G. PATENTS. Upon final payment of all sums due Seller pursuant to the Note, this Agreement and any related or ancillary agreements, to assign to Buyer the patents and Patent applications in the manner provided in the OCR and ICR Technology Agreements set forth in SCHEDULES 6.06B AND 6.06C.

         H. REIMBURSEMENT FOR EMPLOYEES. To reimburse Buyer up to $85,000 (plus taxes and administrative costs incurred by Buyer) in accordance with
SCHEDULE 4.01H for incentive plan and transition pay with respect to Christopher Thrasher or Alexander

Shustorovich, if they shall terminate their employment with Seller and become employees of Buyer at Closing hereunder.

         I.   NON-SOLICITATION OF CERTAIN EMPLOYEES.  Seller agrees for three
(3) years after Closing, not to directly or indirectly, employ, seek to employ, encourage any third party to employ or otherwise attempt to obtain the service of the persons set forth in SCHEDULE 4.02D if such persons shall become employees at Closing of Buyer unless: (i) such person(s)' employment shall have been terminated by Buyer; (ii) Seller shall not have solicited the employment of such person(s) and Buyer shall consent thereto, which consent shall not be unreasonably withheld; or (iii) such person(s) shall have been out of the employ of Buyer for at least six (6) months provided, however, in the event of any claimed breach of this covenant by Seller, Buyer shall give written notice thereof to Seller and thereafter Seller shall have thirty (30) days to reasonably cure such breach.

         J. Upon termination of Seller's retained responsibilities for service to customers of the OCR Business or Buyer or warranties with respect to the OCR Equipment and upon Buyer's satisfaction of all of its obligations to Seller pursuant to this Agreement, the Note and the OCR Maintenance Agreement set forth as SCHEDULE 1.01E(2), Seller shall transfer to Buyer all remaining materials or documents in its possession relating to the OCR Business.

    4.02 COVENANTS OF BUYER.  Buyer further covenants and agrees as follows:

         A. TRANSITION OF OCR BUSINESS AND ICR TECHNOLOGY. To use and exert reasonable business efforts between the date hereof and Closing and after Closing as well, through appropriate authorized personnel and agents of Buyer, to familiarize itself with the OCR Business and the ICR Technology and the other Assets and obtain instruction, as contemplated in SCHEDULE 4.01B, concerning the OCR Business and the ICR Technology and its operations in order to assure the orderly transfer of the OCR Business and the ICR Technology to Buyer and the continuation thereof by Buyer subsequent to Closing.

         B. COOPERATION. To execute, acknowledge and deliver to Seller, on demand, both prior and subsequent to the Closing, all such instruments, consents, authorizations, certifications, books, records and data, and to take all other action, as heretofore agreed or as may be reasonably necessary or advisable in the opinion of Seller, to satisfy the Conditions to Closing by Seller contained in ARTICLE VII hereof, to effect the provisions and intent of this Agreement, and to facilitate the assignment, transfer and conveyance of title and possession of the Assets to Buyer.

         C. REPORTING COMPANY. To retain its status as a reporting company under Section 12(g) of the Exchange Act and to comply with all reporting and proxy requirements of the Exchange Act, including SECTIONS 13 AND 14 thereof until December 31, 1999. In addition, Buyer shall cause any registration under the Securities Act with respect to its shares conveyed to Seller pursuant to Paragraphs 1.04C and 4.02E to remain in effect for twelve (12) months after its effective date.

         D. NON-SOLICITATION OF EMPLOYEES. Except as set forth in SCHEDULE 4.02D, for three (3) years after Closing, not to directly or indirectly, employ, seek to employ, encourage any third party to employ or otherwise attempt to obtain the service of any person then employed by Seller's Business Imaging Systems Division, unless Seller's Human Relations Department for Business Imaging Systems shall consent to any such action.

         E. REGISTRATION OF SHARES. To be responsible and pay for all of the fees, costs and expenses associated with the preparation and filing of a registration and applicable "blue sky" registrations in connection with the issuance of its shares to Seller pursuant to Paragraph 1.04C. All information included in any such registration statement will not at the time it is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         F. OPINION LETTER. To cause the delivery of an opinion of Buyer's attorneys, Ater, Wynne, Hewitt, Dodson & Skerritt LLP, as of the effective date of the Securities Act registration for Buyer's shares in the form annexed hereto as 4.02F.

    4.03 INDEMNIFICATION. Each party covenants and agrees, on the terms hereinafter set forth in this Paragraph 4.03, to fully indemnify and hold harmless the other party and its directors, officers, agents, employees, successors and assigns, as applicable, from and against and in respect of any and all liabilities, obligations, damages, losses and expenses, including claims of every kind and nature, whether accrued, absolute, contingent or otherwise, and including reasonable attorneys' fees and the costs of defense (collectively "Losses"), incurred by any of them as a result, or by reason, of the breach, falsity or failure of any of the indemnifying party's representations, warranties, covenants or undertakings contained in this Agreement.

         A. Amounts due to Buyer in respect of indemnification for Losses hereunder shall be net of any insurance recovery and/or tax benefits available to Buyer relating to such Losses and, in furtherance of this provision, Buyer, on behalf of any insurer providing it coverage, hereby waives any right of subrogation relating to any Losses.

         B. Buyer's right to indemnification shall be applicable only if, and to the extent that, the aggregate claims for indemnification for Losses giving rise to Buyer's right to obtain indemnification shall equal or exceed $20,000.00 (the "Claim Minimum").

         C. Seller's maximum aggregate liability to Buyer arising from or relating to this Agreement and the transactions contemplated hereby, including, without limitation, Seller's indemnification obligations under this Paragraph 4.03, shall not exceed the Purchase Price. Buyer's sole and exclusive remedy for any claim for indemnification under this Agreement or the transactions contemplated hereby, or for any breach, falsity, inaccuracy or failure of any of Seller's representations, warranties, covenants or undertakings contained in this Agreement, or for any other claim related to this Agreement, shall be limited to Buyer's right to indemnification pursuant to this Paragraph 4.03.

         D. Each party waives any claim it may have against the other for compensation for damages to reputation, lost business opportunities, lost profits, mental or emotional distress, incidental, special, exemplary, or indirect or consequential damages (collectively, "Special Damages"). Such waiver shall not affect either party's right to seek indemnification against the other for third party claims made against it for Special Damages.

         E.   If a party shall claim indemnification pursuant to this Paragraph
4.03 (an "Indemnified Party"), it shall promptly notify the other party ("Indemnifying Party") in writing of such claim, setting forth the nature and amount of the claim in detail. The right to indemnification pursuant to this Paragraph 4.03 shall terminate at the expiration of one (1) year after the Closing Date, unless notice of claim is given by the Indemnified Party prior thereto. The failure of the Indemnified Party to promptly notify the Indemnifying Party upon discovery of an indemnifiable claim shall not bar the Indemnified Party's claim from indemnification hereunder; provided, that the Indemnified Party shall be required to indemnify the Indemnifying Party, pursuant to Paragraph 4.03, for any Losses arising from or related to such failure to notify promptly.

         F. If the indemnification claim arises from the claim or demand of a third party, the Indemnifying Party shall have the right to compromise or, if appropriate, conduct and defend at its own cost and through counsel of its own choosing, the third party claim or demand giving rise to such claim for indemnification. The opportunity to compromise or defend, if applicable, shall be conditions precedent to any asserted indemnification liability under Paragraph 4.03. If the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly notify the Indemnified Party in writing of its intention to do so. After the assumption of the defense by the Indemnifying Party and so long as it shall diligently pursue such defense, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with such defense, but the Indemnified Party may participate in such defense at its own expense. Each party shall fully cooperate with the other party and its counsel in the defense or compromise of such claim or demand. No settlement of a third party claim or demand defended by the Indemnified Party shall be made without the written consent of the Indemnifying Party; and the Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include, as an unconditional term thereof, the unconditional release of the Indemnified Party from all liability in respect of such third party claim or demand.

         G. In the event that, prior to or after Closing, Buyer shall have a claim that Seller has breached any of its representations, warranties, covenants or undertakings set forth in this Agreement, Buyer shall promptly notify Seller in writing, setting forth the details of such alleged breach, and Seller shall have thirty (30) days from receipt of such notification in which to cure or remedy such breach. In the event that the breach relates to the existence or condition of any item of OCR Equipment or OCR Inventory, Seller shall have the right to cure such breach by providing substitute equipment of equivalent or greater value.

                                      ARTICLE V

                                       CLOSING



    Closing hereunder shall take place at the office of Seller, Rochester, New York at ______ o'clock __.m. on October __, 1997, or at such other time and place as the parties may hereafter agree.



                                      ARTICLE VI

                            CONDITIONS OF CLOSING BY BUYER



    The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject, at Buyer's sole option, to the satisfaction of the following conditions precedent:

    6.01 REPRESENTATIONS. All of the material representations and warranties of Seller herein contained shall be true and correct, in all material respects, as of the date of this Agreement, and as of the Closing Date as if made on and as of the Closing Date, except to the extent that such representations and warranties are updated pursuant to Paragraph 4.01C; and in that event, the updated representations and warranties shall not reveal any material adverse change in the Assets or OCR Business from that described pursuant to the representations and warranties set forth in this Agreement.

    6.02 PERFORMANCE OF COVENANTS. All of the covenants to be performed and all of the conditions to be satisfied by Seller prior to the Closing Date shall have been performed or satisfied, in all material respects, on or before the Closing.

    6.03 BOOKS AND RECORDS. Seller shall have delivered to Buyer on or before the Closing Date all of Seller's operational books, records, data and materials that are included among the Assets.

    6.04 CONDITION OF PROPERTY. All of the OCR Equipment shall be in the same condition on the Closing Date as the same are as of the date hereof, ordinary wear and tear alone excepted, it being understood and agreed between the Parties hereto that only destruction, loss or damage by fire or casualty prior to the Closing which exceeds Ten Thousand Dollars ($10,000.00) in value, shall constitute a failure of the condition precedent set forth herein.

    6.05 DELIVERY OF DOCUMENTS. Buyer shall have received all such documents, certificates, opinions and papers required of Seller pursuant to the terms of this Agreement, or which shall have been reasonably requested by Buyer in connection therewith, in form and substance as approved prior to the Closing by Ater, Wynne, Hewitt, Dodson & Skerritt, LLP, attorneys for Buyer, including expressly, but not limited to, the following:

         A. Duly executed Bills of Sale, assignments, licenses and instruments of transfer and assignment of the Assets.

         B. A certificate of Seller, dated as of the Closing Date, to the effect that, as of the Closing Date, all of the representations and warranties of Seller contained in this Agreement and the Schedules hereto are true and correct in all material respects and that all of the covenants and conditions contained in this Agreement to be performed or satisfied by Seller prior to the Closing have been performed or satisfied, such certificate to be executed by an appropriate representative of Seller.

    6.06 RELATED AGREEMENTS AND DOCUMENTS. On or before the Closing Date, Seller shall have duly executed and delivered to Buyer the following agreements:

         A. OCR MAINTENANCE AGREEMENT. An OCR Maintenance Agreement, in the form of SCHEDULE 1.01E(2), pursuant to which Buyer will retain Seller, and Seller will agree, to provide maintenance services on all OCR Equipment owned or leased by the OCR Customers, owned by Buyer at or after the Closing Date, or for which Buyer has maintenance obligations at or after the Closing Date upon the terms and conditions contained therein.

         B. ICR TECHNOLOGY AGREEMENT. A license agreement permitting Buyer to use and acquire the ICR Technology and the patents associated with it which provides for the payment of certain royalties to Seller in the form set forth in
SCHEDULE 6.06B.

         C. OCR TECHNOLOGY AGREEMENT. An agreement permitting Buyer to use and acquire technology and patents associated with the OCR Business in the form set forth in SCHEDULE 6.06C.

         D. RESELLER AGREEMENT. A reseller agreement and attached maintenance agreement for Seller's Microimager 70 and document scanners in the form set forth in SCHEDULE 6.06D.

         E. ALLOCATION AGREEMENT. A document setting forth the allocation of the Purchase Price as provided in Paragraph 1.06.

          F. LETTER OF INTENT. Seller shall have delivered to Buyer a nonbinding letter of intent reasonably acceptable to Buyer and based on prior negotiations regarding Seller's furnishing of maintenance for future products developed by Buyer which are related to the OCR Business.

                                     ARTICLE VII

                           CONDITIONS OF CLOSING BY SELLER



    The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject, at Seller's sole option, to the satisfaction of the following conditions precedent:

    7.01 REPRESENTATIONS. All of the representations and warranties of Buyer herein contained shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date.

    7.02 COVENANTS AND CONDITIONS. All of the covenants to be performed and all of the conditions to be satisfied by Buyer prior to the Closing Date shall have been performed or satisfied at or before the Closing.

    7.03 DELIVERY OF DOCUMENTS. Seller shall have received all such documents, certificates, opinions and papers required of Buyer pursuant to the terms of this Agreement, or which shall have been reasonably requested by Seller in connection therewith, in form and substance as approved prior to the Closing by Underberg & Kessler LLP, attorneys for Seller, including expressly, but not limited to, the following:

         A. A certificate of resolutions adopted by Buyer's Board of Directors authorizing the execution of this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of the documents required to be delivered hereunder, appropriately certified by Buyer's corporate Secretary.

         B. A certificate of Buyer, dated as of the Closing Date, to the effect that, as of the Closing Date, all of the representations and warranties of Buyer contained in this Agreement are true and correct and that all of the covenants and conditions contained in this Agreement to be performed or met by Buyer prior to Closing have been performed or met, such certificate to be executed by Buyer's President and Secretary.

         C. A favorable written opinion of Ater, Wynne, Hewitt, Dodson & Skerritt, LLP, attorneys for Buyer, dated as of the Closing Date, in form and substance as set forth in SCHEDULE 7.03C, to the effect that: (i) Buyer's representations and warranties contained in Paragraphs 3.01 and 3.02, and, to such counsel's knowledge, Paragraphs 3.03, 3.06, 3.12 and 3.13 hereof are true and correct as of the Closing Date; (ii) this Agreement and all documents to be executed or delivered by Buyer hereunder are valid and binding upon

Buyer in accordance with the respective terms thereof; and (iii) Buyer's stock when delivered to Buyer pursuant to Paragraph 1.04C will be validly issued and outstanding, fully paid and nonassessable; and, (iv) such other matters as may be further set forth in SCHEDULE 7.03C.

    7.04 RELATED AGREEMENTS. On or before the Closing Date, Buyer shall have duly executed and delivered to Seller the following agreements:

         A. OCR MAINTENANCE AGREEMENT. An OCR Maintenance Agreement, in the form set forth in SCHEDULE 1.01E(2), pursuant to which Buyer will retain Seller, and Seller will agree, to provide certain maintenance services on all OCR Equipment owned or leased by certain OCR Customers, owned by Buyer at or after the Closing Date, or for which Buyer has maintenance obligations at or after the Closing Date.

         B. ICR TECHNOLOGY AGREEMENT. The ICR Technology Agreement in the form set forth in SCHEDULE 6.06B.

         C. OCR TECHNOLOGY AGREEMENT. The OCR Technology Agreement in the form set forth in SCHEDULE 6.06C.

         D. SECURITY AGREEMENT. A security agreement with respect to the Note and Buyer's obligations set forth in Paragraphs 1.04C and 1.05B in the form set forth in SCHEDULE 1.04B(2).

         E. RESELLER AGREEMENT. A reseller agreement in the form set forth in SCHEDULE 6.06D with respect to Seller's Microimager 70 and document scanners.

         F. ALLOCATION AGREEMENT. A document setting forth the allocation of the Purchase Price as provided in Paragraph 1.06.

    7.05 PURCHASE PRICE. Buyer shall have made the payment and deliveries contemplated by Paragraph 1.04.



                                     ARTICLE VIII

                             CONTINGENT FINANCIAL MATTERS



    8.01 TAX STATUS AND EFFECT.  It is understood and agreed that neither
Seller nor Buyer has or have made any representations to each other as to the tax status or tax effect of the transactions contemplated by this Agreement, and each of the Parties hereto is therefore separately taking counsel as to such matters and each is assuming, subject only to the express and specific provisions of this Agreement, the tax, if any, which may be incurred by reason of the carrying out of the terms and provisions hereof.

    8.02 SALES OR USE TAX. In the event that any sales or use tax shall be due to any state or local governmental authority by reason of the sale of the Assets, such tax shall be borne by Buyer.

    8.03 BROKERAGE COMMISSIONS. Seller and Buyer represent and warrant, each to the other, that this Agreement, and the transactions contemplated hereunder, were brought about without the assistance of any broker, person or firm, and that no one is entitled to a brokerage or finders commission, fee or payment of any kind relative to this Agreement or the transactions contemplated hereby.

    8.04 RISK OF LOSS. All risk of loss to the Assets shall remain in Seller until the transfer of the Assets on the Closing Date.

    8.05 EXPENSES OF PARTIES. All expenses involved in the preparation, authorization and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants, shall be borne solely by the Party which shall have incurred the same, and the other Party shall have no liability with respect thereto.



                                      ARTICLE IX

                               MISCELLANEOUS PROVISIONS



    9.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement and the transfer of the Assets for a period of one (1) year from the Closing Date, unless by their express terms a different period of time is specified; provided, however, that Buyer's representations, warranties and covenants set forth in Paragraphs 3.01, 3.02 and 3.03 shall survive to the extent of the applicable legal statutes of limitations.

    9.02 BENEFIT AND ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Seller and Buyer.

    9.03 ASSIGNMENT. This Agreement may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party.

    9.04 ENTIRE AGREEMENT. This Agreement, the schedules hereto and the Disclosure Agreement between the parties dated as of November 1, 1996 and amended as of May 1, 1997 (the "Disclosure Agreement") contain the entire understanding between the parties hereto and supersedes any prior understanding, memoranda or other written or oral agreements between them respecting the within subject matter including, without limitation any prior proposals and correspondence. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement which are not fully expressed herein.

    9.05 MODIFICATIONS; WAIVER. No modification or waiver of this Agreement or any part hereof shall be effective unless in writing and signed by the party sought to be charged therewith. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. No course of dealing between the parties will be deemed effective to modify, amend or discharge any part of this Agreement or the rights or obligations of either party hereunder.

    9.06 NO THIRD PARTY BENEFICIARY. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity not a party hereto.

    9.07 PARTIAL INVALIDITY. If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

    9.08 NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested, or (iv) when telecopied or sent by facsimile transmission if an additional notice is also given under (i), (ii) or (iii) above within three days thereafter. Any such notice or communication shall be delivered or directed to a party at its address set forth below or at such other address as may be designated by such party in a notice given to the other party in accordance with the provisions of this paragraph.

Notice to Buyer shall be sent to:      Adaptive Solutions, Inc.
                                       1400 NW Compton Drive
                                       Suite 340
                                       Beaverton, Oregon 97006
                                       Attn: Daniel J. Meub, CEO



with a copy to:                        Byron Milstead, Esq.
                                       Ater, Wynne, Hewitt, Dodson & Skerritt
                                       222 SW Columbia, Suite 1800
                                       Portland, Oregon  97201



Notice to Seller shall be sent to:     Manager Business Development
                                       Business Imaging Systems
                                       Eastman Kodak Company
                                       901 Elmgrove Road
                                       Rochester, New York 14653-5424



with a copy to:                        Eastman Kodak Company
                                       343 State Street
                                       Rochester, New York 14650-0218
                                       Attn: General Counsel


    9.09 GOVERNING LAW. This Agreement and all rights of the parties with respect to the transactions contemplated herein shall be governed by, and construed in accordance with, the laws of the State of New York pertaining to contracts made and to be wholly performed within such state, without taking into account conflicts of laws principles.

    9.10 JURISDICTION AND VENUE. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties specifically consent and agree that:

         (i) the courts of the State of New York and/or the United States Federal Courts located in the State of New York shall have exclusive jurisdiction over each of the parties hereto and over the subject matter of any such proceedings; and

         (ii) the venue of any such action shall be within New York State.

    9.11 HEADINGS. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    9.12 FAIR MEANING. This Agreement shall be construed according to its fair meaning, the language used shall be deemed the language chosen by the parties to express their mutual intent, and no presumption or rule of strict construction will be applied against any party.

    9.13 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of said counterparts together shall constitute but one and the same instrument.

    9.14 PUBLICITY AND CONFIDENTIALITY. No publicity shall be released by either Party prior to the execution date of this Agreement concerning this Agreement and the transactions contemplated hereunder, except with the consent of the other Party, which consent may not be unreasonably withheld or delayed. If for any reason the transactions provided for hereunder shall not be consummated or this Agreement is terminated, each Party (a) shall return all confidential information which it received from any other Party in the course of investigating and negotiating the transactions provided for hereunder and (b) shall not disclose to any third party any such confidential information; PROVIDED, however, that this provision shall be applicable only with respect to information which (a) was clearly identified as confidential by the furnishing Party when originally submitted and (b) was not then known or subsequently independently developed by the receiving party, nor subsequently rightfully obtained from a third party, nor then or subsequently publicly known or available. In the event that any terms, conditions or definitions set forth in this Paragraph 9.13 shall conflict with those of the Disclosure Agreement and the terms of the Disclosure Agreement shall control.

    9.15 TERMINATION.

         A. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by the mutual consent of Buyer and Seller.

         B. TERMINATION BY EITHER BUYER OR SELLER. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of either Buyer or Seller if the transaction contemplated hereby shall not have been consummated by November 28, 1997 for any reason other than (i) the failure of the party seeking to terminate this Agreement to perform its obligations hereunder, or (ii) because of a breach of such party's representations and warranties hereunder, or (iii) to permit Seller to exercise its 30 day right to cure pursuant to PARAGRAPH 4.03.

         C. TERMINATION BY BUYER. This Agreement may be terminated at any time prior to the Closing Date by Buyer, if Seller shall have breached any of its material representations or warranties contained herein and shall not have cured such breach within thirty (30) days after receipt of a written demand by Buyer.

         D. TERMINATION BY SELLER. This Agreement may be terminated any time prior to the Closing Date by Seller if Buyer shall have breached any of its material representations or warranties contained herein, and shall not have cured such breach within thirty (30) days after receipt of a written demand by Seller.

         E. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement pursuant to this Paragraph 9.14 no party (nor any of its directors or officers) shall have any liability or further obligation to the other party to this Agreement, except that (i) nothing herein will relieve any party from liability for any breach of any provision of this Agreement that, pursuant to its terms, survives such termination, and (ii) the provisions of Paragraphs 8.05 and 9.13 shall survive such termination.

    9.16 INTELLECTUAL PROPERTY, TRADEMARKS AND TRADE NAMES.

         A. By virtue of this Agreement Seller is not conveying to Buyer, the term "Assets" does not include, and Buyer shall have no right, title or interest in, or the right to use, any of Seller's Intellectual Property, except as specifically set forth herein. As used in this Paragraph, the term "Intellectual Property" shall mean all patents, trademarks, service marks, trade names, registrations or any of the foregoing, patent applications, trademark and service mark applications, specifications, processes and data and process data, knowhow, blueprints, drawings, designs, patterns, copyrights, technology, franchises and formulae, information and documents, software, proprietary rights, trade secrets and licenses to use any of the foregoing.

         B. In sales literature and other printed material that references OCR Equipment acquired by Buyer from Seller, Buyer may use Seller's product name(s), including the trademarks KODAK and IMAGELINK, in text to identify such OCR Equipment. Buyer may not use any stylization or special fonts for these trademarks, and Buyer may not use the Kodak corporate symbol or any elements of Seller's trade dress, including but not limited to Seller's trade dress yellow color. Buyer shall submit to Seller for its advance written approval any printed material that features exclusively Kodak products.

         C. For two (2) years after Closing, Buyer may use up the inventory of OCR Equipment sales literature produced by Seller that exists as of Closing, provided that Buyer add to each piece of literature (by sticker or otherwise) Buyer's name and address and a statement that the OCR Equipment is now sold by Buyer.

         D. Buyer shall not remove, alter, or destroy any Seller nameplates, logos or dataplates on OCR Equipment acquired by Buyer from Seller, enclosures or cabinets or proprietary marking or legends placed by Seller upon or within such OCR Equipment, supporting documentation or other materials that are the subject of this Agreement. Buyer may not add Buyer markings (including, but not limited to, trade marks or logos) without prior written approval of Seller.

         E. Except as expressly provided in this paragraph, Buyer acknowledges that no right, interest, ownership or privilege of use in or to any of Seller's trade dress, trade name, trademark, service mark, logo, identification or the name "EASTMAN KODAK COMPANY," "KODAK" or "IMAGELINK" is accorded to Buyer by reason of this Agreement. Buyer agrees not to use or attempt to register any trade dress, trade name, trademark or service mark confusingly similar to any trade dress, trade name, trademark, service mark, logo or identification of Seller.

    9.17 SPECIFIC PERFORMANCE. The parties hereto declare that it is impossible to measure in money the damages which will accrue to a party hereto, its successors, assigns or legal or personal representatives, by reason of the failure to perform any of the obligations under this Agreement. Therefore, if any party, its successors, assigns or legal or personal representatives, shall institute any action or proceeding, to enforce the provisions of this Agreement, any person or entity against whom such action or proceeding is brought hereby waives the claim or defense that money damages are an adequate remedy and that therefore the party instituting the action or proceeding is not entitled to specific performance of the terms of this Agreement.

    IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date previously set forth.



                             BUYER:


                             ADAPTIVE SOLUTIONS, INC.



                             By: /s/ [ILLEGIBLE SIGNATURE]
                                 ----------------------------


                             SELLER:


                             EASTMAN KODAK COMPANY


                             By:
                                 ----------------------------

                               ASSET PURCHASE AGREEMENT

                                   SCHEDULES INDEX


    1.01A          OCR Inventory

    1.01B          Ancillary Equipment

    1.01C          OCR Software

    1.01E(1)       OCR Equipment

    1.01E(2)       OCR Maintenance Agreement

    1.01F          OCR Designs, Drawings, Blueprints, etc.

    1.02(1)        Assigned Contracts

    1.02(2)        Nonassigned Contracts

    1.03           Assumed Liabilities

    1.04B(1)       Promissory Note Form

    1.04B(2)       Security Agreement

    2.04           Title Exceptions to Assets

    2.05           OCR Customers

    3.06           Stock Rights

    4.01B(1)       Transition Plan

    4.01B(2)       Consulting Agreement

    4.01H          Employee Reimbursements

    4.02D          Employees

    4.02F          Securities Opinion

    6.06B          ICR Technology Agreement

    6.06C          OCR Technology Agreement

    6.06D          Reseller Agreement

    7.03C          Buyer's Attorney's Opinion

                               ASSET PURCHASE AGREEMENT

                                  TABLE OF CONTENTS

ARTICLE                                                           PAGE

    I    Purchase and Sale

    II   Representations and Warranties of Seller

    III  Representations and Warranties of Buyer

    IV   Further Covenants

    V    Closing

    VI   Conditions of Closing by Buyer

    VII  Conditions of Closing by Seller

    VIII Contingent Financial Matters

    IX   Miscellaneous Provisions

Schedules